Exhibit 10.1

OFFICE LEASE

THE TOWERS EMERYVILLE

EMERYVILLE, CALIFORNIA

KBSIII Towers at Emeryville, LLC,
a Delaware limited liability company

as Landlord,

and

NOVABAY PHARMACEUTICALS, INC.,
a Delaware corporation

as Tenant

Dated August 24, 2016

TABLE OF CONTENTS

Page

SUMMARY OF BASIC LEASE INFORMATION	1

TERMS OF LEASE	1

The date of Substantial Completion of the Premises (as defined in Exhibit “C”), which Lease Commencement Date is anticipated to be October 15, 2016.	2

1.	Building and Premises.		1
	1.1	Building and Premises	1
	1.2	Rentable Square Feet	1
	1.3	Condition of the Premises	2
	1.4	Temporary Space	2

2.	Lease Term; Early Access.		2
	2.1	Lease Term	2
	2.2	Early Access	3

3.	Base Rent.		3

4.	Additional Rent.		4
	4.1	Additional Rent	4
	4.2	Definitions	4
	4.3	Calculation and Payment of Additional Rent.	9
	4.4	Taxes and Other Charges for Which Tenant Is Directly Responsible	10
	4.5	Cost Pools	10
	4.6	Landlord’s Books and Records	10

5.	Use of Premises.		11
	5.1	Permitted Use	11
	5.2	Prohibited Uses	11
	5.3	Labor Harmony	11
	5.4	Hazardous Materials	12

6.	Services and Utilities.		12
	6.1	Standard Tenant Services	12
	6.2	Overstandard Tenant Use	13
	6.3	Interruption of Use	14
	6.4	Additional Services or Utilities	15

7.	Repairs.		15

8.	Additions and Alterations.		16
	8.1	Landlord’s Consent to Alterations	16
	8.2	Manner of Construction	16

	8.3	Payment for Improvements	17
	8.4	Construction Insurance	17
	8.5	Landlord’s Property	17

9.	Covenant Against Liens.		17

10.	Indemnification and Insurance.		18
	10.1	Indemnification and Waiver	18
	10.1	Landlord’s Insurance and Tenant’s Compliance with Landlord’s Insurance	18
	10.2	Tenant’s Insurance	19
	10.3	Additional Insurance Obligations	20
	10.4	Subrogation	20

11.	Damage and Destruction.		21
	11.1	Repair of Damage to Premises by Landlord	21
	11.2	Landlord’s Option to Repair	21
	11.3	Waiver of Statutory Provisions	22
	11.4	Damage Near End of Term	22

12.	Nonwaiver.		22

13.	Condemnation.		23
	13.1	Permanent Taking	23
	13.2	Temporary Taking	23

14.	Assignment and Subletting.		23
	14.1	Transfers	23
	14.2	Landlord’s Consent	24
	14.3	Transfer Premium	26
	14.4	Landlord’s Option as to Subject Space	27
	14.5	Effect of Transfer	28
	14.6	Additional Transfers	28
	14.7	Non-Transfers	29

15.	Surrender of Premises; Ownership and Removal of Trade Fixtures.		29
	15.1	Surrender of Premises	29
	15.2	Removal of Tenant Property by Tenant	29
	15.3	Removal of Tenant’s Property by Landlord	30
	15.4	Landlord’s Actions on Premises	30

16.	Holding Over.		30

17.	Estoppel Certificates.		30

18.	Subordination; Mortgagee Protection.		31
	18.1	Subordination	31
	18.2	Mortgagee Protection Clause	31

19.	Defaults; Remedies.		32
	19.1	Events of Default	32
	19.2	Remedies Upon Default	32
	19.3	Payment by Tenant	34
	19.4	Sublessees of Tenant	34
	19.5	Form of Payment After Default	34
	19.6	Waiver of Default	34
	19.7	Efforts to Relet	34
	19.8	Landlord’s Default	34

20.	Covenant of Quiet Enjoyment.		35

21.	Letter of Credit.		35

22.	Signs.		35

23.	Compliance with Law.		36

24.	Late Charges.		36

25.	Entry by Landlord.		37

26.	Tenant Parking.		37
	26.1	Privileges; Operator	37
	26.2	Parking Charges	37
	26.3	General	38

27.	Safety and Security Devices, Services and Programs.		38

28.	Communications and Computer Lines.		38

29.	Miscellaneous Provisions.		40
	29.1	Terms	40
	29.2	Binding Effect	40
	29.3	No Air Rights	40
	29.4	Modification of Lease	40
	29.5	Transfer of Landlord’s Interest	40
	29.6	Prohibition Against Recording	41
	29.7	Landlord’s Title	41
	29.8	Captions	41
	29.9	Relationship of Parties	41
	29.10	Application of Payments	41
	29.11	Time of Essence	41
	29.12	Partial Invalidity	41
	29.13	No Warranty	41
	29.14	Landlord Exculpation	41
	29.15	Entire Agreement	42
	29.16	Right to Lease	42

29.17	Force Majeure	42
29.18	Waiver of Redemption by Tenant	42
29.19	Notices	43
29.20	Joint and Several	43
29.21	Authority	43
29.22	Waiver of Jury Trial; Attorneys’ Fees	43
29.23	ARBITRATION OF DISPUTES	44
29.24	Governing Law	45
29.25	Submission of Lease	45
29.26	Brokers	45
29.27	Independent Covenants	45
29.28	Building and Project Name, Address, and Signage	46
29.29	Transportation Management	46
29.30	Substitution of Other Premises	46
29.31	Confidentiality	46
29.32	Landlord Renovations	46
29.33	No Discrimination	47
29.34	Counterparts	47

LIST OF EXHIBITS

Exhibit“A”	Site Plan
Exhibit “B”	Outline Of Floor Plan Of Premises
Exhibit “C”	Work Letter
Schedule 1 to Exhibit “C” Specifications For Standard Improvement Package
Exhibit “D”	Notice Of Lease Term Dates
Exhibit “E”	Rules And Regulations
Exhibit “F”	Estoppel Certificate
Exhibit “G”	Asbestos Disclosure Statement

RIDERS

Rider No. 1     Extension Option Rider
Rider No. 2     Fair Market Rental Rate Rider

Rider No. 3     Options in General

Rider No. 4     Letter of Credit Rider

THE TOWERS EMERYVILLE

SUMMARY OF BASIC LEASE INFORMATION

The following terms of this Summary of Basic Lease Information (the “Summary”) are hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building (the “Building”) located at 2000 Powell Street, Emeryville, California 94608. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

	TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION

1.	Date:	August 24, 2016

2.	Landlord:	KBSIII Towers at Emeryville, LLC, a Delaware limited liability company

3.	Address of Landlord (Section 29.19):	KBSIII Towers at Emeryville, LLC c/o KBS Capital Advisors, LLC 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660 Attn: General Counsel

With a copy to: KBS Capital Advisors, LLC 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660 Attn: Mr. Brent Carroll

4.	Tenant:	NOVABAY PHARMACEUTICALS, INC., a Delaware corporation

5.	Address of Tenant (Section 29.19):	NOVABAY PHARMACEUTICALS, INC. 5980 Horton St, Suite 550 Emeryville, CA 94608 Attn: Justin Hall, SVP & General Counsel (Prior to Lease Commencement Date)

and NOVABAY PHARMACEUTICALS, INC. 2000 Powell Street, Suite 1150 Emeryville, California 94608 Attn: Justin Hall, SVP & General Counsel (After Lease Commencement Date)

6.	Premises (Article 1):	Approximately 7,799 rentable square feet located on the eleventh (11th) floor, as depicted on Exhibit “B” attached hereto, commonly known as Suite 1150.

7.	Term (Article 2):

	7.1 Lease Term:	Sixty-three (63) months.

	7.2 Lease Commencement Date:	The date of Substantial Completion of the Premises (as defined in Exhibit “C”), which Lease Commencement Date is anticipated to be October 15, 2016.

	7.3 Estimated Commencement Date:	October 15, 2016

	7.4 Lease Expiration Date:	The last day of the month which is sixty-three (63) months following the month in which the Lease Commencement Date occurs.

8.	Base Rent (Article 3):

Lease Months			Annual Base Rent	Monthly Installments of Base Rent	Annual Rental Rate per Rentable Square Foot of the Premises

1	-	12	$338,390.20	$32,365.85	$4.15

13	-	24	$400,041.91	$33,336.83	$4.27

25	-	36	$412,043.16	$34,336.93	$4.40

37	-	48	$424,404.46	$35,367.04	$4.53

49	-	60	$437,136.59	$36,428.05	$4.67

61	-	63	$450,250.69	$37,520.89	$4.81

2

*Monthly installment of Base Rent for the first (1st), second (2nd) and third (3rd) full months of the Lease Term shall be abated pursuant to Section 3.

9.	Additional Rent (Article 4):

	9.1 Base Year:	2016 calendar year.

	9.2 Tenant’s Share:	2.16%. [7,799 rsf / 360,709 rsf of Building]

10.	Letter of Credit (Article 21):	$323,658.50.

11.	Number of Parking Privileges (Article 26):	Twenty (20) unreserved vehicle parking privileges and three (3) reserved vehicle parking privileges.

12.	Brokers (Section 29.26):	Cushman & Wakefield representing Landlord, and Kidder Mathews representing Tenant.

13.	Rentable Area of the Building:	360,709 rentable square feet

14.	Building Percentage:	44.26%

15.	Rentable Area of the Project:	815,018 rentable square feet

16.	Guarantor:	None.

3

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between KBSIII TOWERS AT EMERYVILLE, LLC, a Delaware limited liability company (“Landlord”), and NOVABAY PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

1.	Building and Premises.

1.1 Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises is located in the building (the “Building”) located at 2000 Powell Street, Emeryville, California 94608 (the “Site”), as shown on the Site Plan attached hereto as Exhibit “A”. The outline of the floor plan of the Premises is set forth in Exhibit “B” attached hereto. The Building, together with all other buildings, improvements and facilities located on the Site, all parking facilities and areas serving the Site (“Parking Areas”), the outside plaza areas, land and other improvements which are designated from time to time by Landlord as common areas appurtenant to or servicing the Site, and the real property upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Project”. The Project is commonly known as The Towers Emeryville. Landlord and Tenant stipulate and agree that the Project contains 815,018 rentable square feet in the aggregate and the Building contains 360,709 rentable square feet, for all purposes of this Lease. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Project; provided, however, that the use thereof shall be subject to Exhibit “E” attached hereto and such other reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Project and the common areas thereof.

1.2 Rentable Square Feet. For purposes of this Lease, the rentable square feet of the Premises shall be calculated pursuant to Standard Method for Measuring Floor Area in Office Buildings (American National Standards Institute, Inc.) (ANSI/BOMA Z65.1 2010), as promulgated by the Building Owners and Managers Association (the “BOMA Standard”). The rentable square feet of the Premises is subject to verification from time to time by Landlord’s planner/designer and such verification shall be made in accordance with the provisions of this Section 1.2. Tenant’s Architect may consult with Landlord’s planner/designer regarding such verification of the rentable square feet of the Premises; however, the determination of Landlord’s planner/designer shall be conclusive and binding upon the parties. If Landlord’s planner/designer determines that the rentable square feet of the Premises shall be different from that set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (excluding the amount of the Base Rent, Tenant’s Share and the Security Deposit) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

1.3 Condition of the Premises. Except as specifically set forth in this Lease and in the Work Letter, Tenant shall accept the Premises and the Building, including the base, shell, and core of (i) the Premises and (ii) the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”) in their “AS-IS” condition as of the Lease Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building, or the Project, except as specifically set forth in the Work Letter or any other provision of this Lease. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease neither the Premises, the Temporary Space, the Building, nor the Project has undergone inspection by a Certified Access Specialist.

1.4 Temporary Space. From and after the full execution of this Lease and until the date that is three (3) days following the Lease Commencement Date of the Lease Term for the Premises under this Lease (the “Temporary Space Term”), Tenant may temporarily occupy space on the seventh (7th) floor, consisting of approximately 8,127 rentable square feet (the “Temporary Space”), as identified in Exhibit “B-1” attached hereto, subject to and in accordance with the terms and conditions of this Lease, including without limitation Sections 15 and 16 below, with respect to surrender and holding over, respectively. Landlord will deliver the Temporary Space to Tenant, in its then as-is condition, upon the commencement of the Temporary Space Term following delivery of a fully executed Lease. Tenant shall not be obligated to pay monthly installments of Temporary Space Rent until the date that is two (2) months following the date that is the earlier of (i) the date Tenant first commences business operations within the Temporary Space, and (ii) September 1, 2016. Notwithstanding the foregoing, if Tenant continues to occupy the Temporary Space after said two-month period, Tenant shall be obligated to pay Landlord Twenty Four Thousand Dollars ($24,000.00) per month (“Temporary Space Rent”) for use of the Temporary Space. In addition, Tenant shall be liable for the cost of any after-hours or above standard HVAC services that are provided to Tenant for the Temporary Space. If Tenant fails to timely and properly surrender the Temporary Space on or before the date that is three (3) days following the Lease Commencement Date of the Lease Term for the Premises under this Lease, then Tenant shall be obligated to pay monthly installments of Base Rent for the Temporary Space in accordance with the hold over provisions of Section 16 of the Lease.

2.	Lease Term; Early Access.

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.4 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the last Lease Year shall end on the Lease Expiration Date. This Lease shall not be void, voidable or subject to termination, nor shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord’s inability to deliver the Premises to Tenant by any particular date. Following the Lease Commencement Date, Landlord may deliver to Tenant a notice of Lease Term dates in the form as set forth in Exhibit “D,” attached hereto, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Early Access.  So long as Landlord has received from Tenant (i) the first month’s Base Rent due pursuant to Section 3 of this Lease, (ii) certificates and endorsements reasonably satisfactory to Landlord evidencing the insurance required to be carried by Tenant under this Lease, and (iii) so long as the Tenant and its contractors and employees do not interfere with the completion of the Tenant Improvements, Landlord shall permit Tenant and Tenant’s designated contractors access to the Premises no less than fifteen (15) days prior to the Lease Commencement Date (the “Early Access Period”) for purposes of installing Tenant’s furniture, fixtures, and equipment (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense. Tenant’s access to the Premises during the Early Access Period shall be subject to all terms and conditions of this Lease, except that Tenant shall not be obligated to pay Rent during the Early Access Period until the Commencement Date. Tenant agrees to provide Landlord with prior notice of any such intended early access and to cooperate with Landlord during the period of any such early access so as not to interfere with Landlord in the completion of the Tenant Improvements in the Premises. Should Landlord reasonably determine such early access materially and unreasonably interferes with its completion of the Tenant Improvements, Landlord may deny Tenant access to the Premises until the Tenant Improvements are substantially completed, in which event Tenant shall promptly surrender any keys or other means of access to the Premises and otherwise comply with such denial.

3.	Base Rent.

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or at such other place in the United States as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first (1st) full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding the foregoing, provided there is no Event of Default under this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay all of the Base Rent due during the first (1st), second (2nd), and third (3rd) full calendar months of the initial Lease Term (collectively, the “Abatement Months”) (such amount of abated Base Rent being hereinafter collectively referred to as the “Abated Amount”).  During such Abatement Months, Tenant will still be responsible for the payment of all other monetary obligations due under this Lease during such Abatement Months including, without limitation, as applicable, any parking charges.  Tenant acknowledges that any Event of Default by Tenant under this Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain.  Therefore, should Landlord terminate this Lease at any time during the initial Lease Term on account of an Event of Default, then, in addition to all of Landlord’s other rights and remedies, the total unamortized sum of such Abated Amount (amortized on a straight line basis over the initial Lease Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this Section 3 is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Lease beyond any applicable notice and cure period.

4.	Additional Rent.

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 above, Tenant shall pay as additional rent Tenant’s Share of the annual Direct Expenses which are in excess of the Direct Expenses for the Base Year (as those terms are defined below). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent” and shall constitute “Rent” within the meaning of California Civil Code Section 1951(a). All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent (except as otherwise expressly provided in this Article 4). Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1     “Base Year” shall be as set forth in Section 9.1 of the Summary.

4.2.2     “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3     “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.4     “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of increases in Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.5     “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Building and the Building common areas, as well as the Building Percentage of all similar expenses, costs and amounts for the Project common areas, including, without limitation, any amounts paid for: (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning, and any other costs incurred in connection with operating, maintaining or providing tenants with use of the Parking Areas; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Project; (vii) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (viii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one project of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all Systems and Equipment (as defined below), and components thereof; (xi) the cost of janitorial service, alarm and security service, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and the Project; and (xiii) annual amortization (including interest on the unamortized cost) of the cost of any capital alterations, capital replacements, capital additions, capital repairs and capital improvements incurred in connection with the Project (A) which are reasonably intended to reduce Operating Expenses, (B) made to the Project after the Lease Commencement Date that are required under any applicable Laws not in effect on the Lease Commencement Date, or (C) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Project at the same quality levels as prior to the repair or replacement. All such costs described in Section 4.2.5(xiii) above shall be amortized over the useful life of the particular item in question as Landlord shall reasonably determine in accordance with standard real estate management and accounting practices. For the avoidance of doubt, Operating Expenses include the Building Percentage of all such items that are common to the entire Project.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.

If the Building and/or the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building and the Project been at least one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Notwithstanding anything to the contrary set forth in this Article 4, when calculating Direct Expenses for the Base Year, Operating Expenses shall exclude temporary (i.e., which do not continue beyond the Base Year) (A) market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and (B) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include: (i) except as otherwise set forth above in this Section 4.2.5, depreciation, interest and amortization on mortgages, or underlying or ground lease rental payments, if any; (ii) legal fees incurred in negotiating tenant leases; (iii) real estate brokers’ leasing commissions; (iv) initial improvements or alterations to tenant spaces; (v) the cost of providing any service directly to and paid directly by any tenant; (vi) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (vii) costs of any repairs to the extent Landlord receives reimbursement from insurance proceeds (except that any deductible amount under any insurance policy shall be included within Operating Expenses) or from a third party; (viii) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building at no charge; (ix) taxes, penalties, and interest incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or information returns when due; (x) costs arising from Landlord’s charitable or political contributions, (xi) costs of any capital alterations, capital replacements, capital additions, capital repairs and capital improvements incurred in connection with the Project except as expressly permitted under Section 4.2.5(xii) and (xiii) above.

4.2.6     “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation and air conditioning (“HVAC”) and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building or the Project in whole or in part, but excluding that portion of any such systems and equipment that serves the Premises or any other tenant’s premises exclusively (e.g., HVAC controls, the HVAC ductwork within any tenant’s premises that does not serve any other tenant’s premises, fire sprinkler branch piping). If Tenant requires additional HVAC units (the “Additional HVAC Units”), Tenant shall have the right to purchase and install the Additional HVAC Units similar to the existing HVAC equipment that serves the Premises, subject to Landlord’s prior written approval of Tenant’s plans for the installation of the Additional HVAC Units. Tenant shall, at its sole cost and expense, maintain, repair and service the Additional HVAC Units in accordance with the terms of this Lease. Notwithstanding anything contained in this Lease to the contrary, Tenant shall, at its sole cost and expense, replace the Additional HVAC Units as necessary and Landlord shall have no obligation to replace any of the Additional HVAC Units.

4.2.7     “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Building, Building common areas, as well as the Building Percentage of the Project common areas. For the avoidance of doubt, Tax Expenses include the Building Percentage of all such items that are common to the entire Project.

4.2.7.1     Tax Expenses shall include, without limitation:

(i)     any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii)     any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants (it is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease);

(iii)     any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and

(iv)     any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.7.2     In no event shall Tax Expenses for any Expense Year be less than the component of Tax Expenses comprising a portion of the Base Year.

4.2.7.3     Any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid.

4.2.7.4     Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Landlord.

4.2.7.5     Notwithstanding anything to the contrary contained in this Section 4.2.7 (except as set forth in Sections 4.2.7.1 and 4.2.7.2 above), there shall be excluded from Tax Expenses: (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building or the Project); (ii) any items included as Operating Expenses; and (iii) any items paid by Tenant under Section 4.4 below; and (iv) penalties, interest and late charges attributable to Landlord’s delinquent payment of any Tax Expenses.

4.2.7.6     If the Tax Expenses component of the Base Year includes special assessments from a prior period and such special assessments terminate during the Lease Term, then from and after the date of such termination of the special assessment, the Tax Expenses included in the Base Year shall be deemed to be reduced by the amount of such special assessment so that Tenant pays its full Tenant’s Share of increases in the Tax Expenses during the Lease Term.

4.2.8     “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by multiplying the number of square feet of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet of the office portion of the Building (all as calculated pursuant to the BOMA Standard set forth in Section 1.2 above). If either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.9     “Building Percentage” shall mean the percentage set forth in Section 14 of the Summary. The Building Percentage was calculated by multiplying the number of square feet of rentable square feet of the Building by 100 and dividing the product by the total rentable square feet of the Project. If either the rentable square feet of the Building and/or the total rentable square feet of the Project is changed, the Building Percentage shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, the Building Percentage for such year shall be determined on the basis of the number of days during such Expense Year that each such Building Percentage was in effect.

4.3 Calculation and Payment of Additional Rent.

4.3.1     Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term for the Premises, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2 below, and as Additional Rent, an amount equal to the excess (the “Excess”). The Excess cannot be passed through prior to the end of the first twelve (12) full calendar months of the initial Lease Term. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year is less than Tenant’s Share of Direct Expenses for the Base Year, then Tenant shall not be entitled to any refund.

4.3.2     Statement of Actual Direct Expenses and Payment By Tenant. Landlord shall endeavor to give to Tenant on or before the first day of April following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 above. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3     Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant prior to the start of a new Expense Year a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for such Expense Year shall be and the estimated Excess (the “Estimated Excess”) for such Expense Year as calculated by comparing Tenant’s Share of Direct Expenses, which shall be based upon the Estimate, to Tenant’s Share of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for an Expense Year and is delivered to Tenant prior to the start of such Expense Year, Tenant shall pay to Landlord, monthly, with the monthly Base Rent installments payable for such Expense Year, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in such Estimate Statement. If such Estimate Statement for any Expense Year is delivered by Landlord to Tenant after the start of such Expense Year, and such Estimate Statement indicates an Estimated Excess for such Expense Year, Tenant shall pay to Landlord within thirty (30) days after receipt of such Estimate Statement, a fraction of the Estimated Excess for such Expense Year (reduced by any amounts previously paid by Tenant for such Expense Year pursuant to the last sentence of this Section 4.3.3), and shall thereafter pay to Landlord for the balance of such Expense Year, with the monthly Base Rent installments payable for such Expense Year, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in such Estimate Statement. Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1     said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2     said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project and/or the Parking Areas; or

4.4.3     said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Building and the Project among different portions or occupants of the Building and the Project, including retail and office areas (the “Cost Pools”), in Landlord’s reasonable discretion. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.6 Landlord’s Books and Records. Within forty five (45) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and working on a non-contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times and at Tenant’s expense, inspect Landlord’s records at Landlord’s offices, provided there is no Event of Default under this Lease. If after such inspection, Tenant still disputes such Additional Rent, a certification as to the proper amount shall be made, at Tenant’s expense, by a mutually agreed upon independent certified public accountant, which certification shall be final and conclusive.

5.	Use of Premises.

5.1 Permitted Use. Tenant shall use the Premises solely for general office purposes consistent with the character of the Project as a first-class office project, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which Landlord may withhold in its sole discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that it shall not use or permit any of Tenant’s employees, agents, representatives, contractors, invitees or licensees (collectively, “Tenant Parties”) to use, the Premises or any part thereof for any use or purpose: (i) contrary to the provisions of Exhibit “E,” attached hereto; or (ii) in violation of any applicable Laws, including, without limitation, those with respect to Hazardous Materials; or (iii) which would adversely affect or render more expensive (unless Tenant directly pays to Landlord the additional premium therefor) any fire or other insurance maintained by Landlord for the Project or any of its contents; or (iv) which would impair or materially and adversely interfere with any of the Systems and Equipment or the janitorial, security and building maintenance services; or (v) which would impair or materially and adversely interfere with the structural portions of the Building including, without limitation, the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, Parking Areas, stairwells, elevator cabs, plazas, washrooms, mechanical, electrical and telephone closets. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project and shall not at any time use or occupy or allow any person to use or occupy the Premises or the Project or do or permit anything to be done or kept in the Premises or the Project in any manner which: (A) violates any certificate of occupancy in force for the Premises or the Project; (B) causes or is likely to cause damage to the Premises or the Project, or any equipment, facilities or other systems therein; (C) results in repeated demonstrations, bomb threats or other events which require evacuation of the Building, or the Project, or otherwise disrupt the use, occupancy or quiet enjoyment of the Building, or the Project by other tenants and occupants; or (D) interferes with the transmission or reception of microwave, television, radio or other communications signals by antennae located on the roof of the Building or elsewhere in the Building or the Project. Without limiting the foregoing, Tenant is prohibited from engaging or permitting others to engage in any activity which would be a violation of any state and/or federal laws relating to the use, sale, possession, cultivation and/or distribution of any controlled substances (whether for commercial or personal purposes) regulated under any applicable law or other applicable law relating to the medicinal use and/or distribution of marijuana (otherwise known as the Compassionate Use Act of 1996) (“Prohibited Drug Law Activities”).

5.3 Labor Harmony. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Project.

5.4 Hazardous Materials. Except for the use of general office supplies within the Premises which are of a kind typically used in normal office areas in the ordinary course of business, for use in the manner for which they were designed and only in accordance with all Laws pertaining to Hazardous Materials and the highest standards prevailing in the industry for such use, and then only in such amounts as may be normal for the office business operations conducted by Tenant on the Premises, Tenant shall not cause or permit by any of the Tenant Parties, the use, handling, storage or disposal of any Hazardous Materials in, on, under or about the Premises, the Building or the Project. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Materials then used, stored or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same and such other information as Landlord may reasonably require or as may be required by applicable Laws. Tenant shall promptly take all actions, at its sole cost and expense, as are necessary to return the Premises, the Building and the Project to the condition existing prior to the introduction of any such Hazardous Materials by Tenant or any Tenant Parties, provided Landlord’s approval of such actions shall first be obtained. If Tenant shall fail to comply with the provisions of this Section 5.4 within five (5) days after written notice by Landlord, or such shorter period of time as shall be required by applicable Laws in order to minimize any hazard to persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Laws). Furthermore, Tenant shall immediately notify Landlord of any inquiry, test, investigation or enforcement proceeding by or against Tenant or the Premises concerning the presence of any Hazardous Material. Tenant shall be solely responsible for and shall indemnify, protect, defend (at Tenant’s expense with counsel reasonably approved by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, penalties, fines, liabilities, losses and expenses (including, without limitation, investigation and clean-up costs, attorneys’ fees, consultant fees and court costs) which arise during or after the Lease Term as a result of the breach of any of the obligations and covenants set forth in this Section 5.4, and/or any contamination of the Premises, the Building and/or the Project arising from the activities of Tenant or any Tenant Parties. As used in this Lease, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government.

6.	Services and Utilities.

6.1 Standard Tenant Services. Landlord shall provide the following services as part of the Operating Expenses on all days during the Lease Term, unless otherwise stated below.

6.1.1     Subject to all applicable Laws, Landlord shall provide HVAC when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the “Holidays”).

6.1.2     Landlord shall provide adequate electrical wiring and power for normal general office use twenty-four (24) hours per day, seven (7) days per week, consistent with the Consumption Standard set forth in Section 6.2 below. Upon request, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises, the cost of which shall be included in Operating Expenses. Tenant shall bear the cost of replacement of all lamps, starters, and ballasts for non-Building standard lighting fixtures within the Premises (collectively, the “Non-Building Standard Lights”).

6.1.3     Landlord (or Landlord’s property manager) shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes, twenty-four (24) hours per day, seven (7) days per week.

6.1.4     Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and exterior window washing for the Building two (2) times per year.

6.1.5     Landlord shall provide nonexclusive automatic passenger elevator service twenty-four (24) hours per day, seven (7) days per week.

6.1.6     Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.1.7     Landlord shall furnish to Tenant’s employees and agents access to the Project, the Premises and the Parking Areas on a seven (7) day per week, twenty-four (24) hour per day basis, subject to compliance with such security measures as shall from time to time be in effect for the Project, Building and/or the Parking Areas, Landlord maintenance activities and subject to the Rules and Regulations attached hereto as Exhibit “E” and such other reasonable, non-discriminatory rules and regulations from time to time established by Landlord.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the normal office use for the Premises by Landlord pursuant to the terms of Section 6.1 above. If such consent is given, Landlord (or Landlord’s property manager) shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord or Landlord’s property manager within ten (10) days after Tenant’s receipt of an invoice therefor. If Tenant uses water or HVAC in excess of that supplied by Landlord (or Landlord’s property manager) pursuant to Section 6.1 above, or if Tenant’s consumption of electricity shall exceed three (3) watts per rentable square foot of the Premises, calculated on a monthly basis for the hours described in Paragraph 6.1.1 above (the “Consumption Standard”), Tenant shall pay to Landlord (or Landlord’s property manager) within ten (10) days after billing, (i) the cost of such excess consumption, including an administrative fee in an amount not to exceed ten percent (10%) of such cost, (ii) the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and (iii) the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord (or Landlord’s property manager) may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord (or Landlord’s property manager), within ten (10) days after demand, including the cost of installing, maintaining and repairing such additional metering devices and an administrative fee in an amount not to exceed ten percent (10%) of such cost to cover the additional cost incurred by Landlord in keeping account of any chilled water and/or electrical current so consumed. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such HVAC pursuant to the terms of Section 6.1.1 above, to the extent controls for such after-hours HVAC are not contained with the Premises, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate (which notice, in the case of weekend use shall be 48 hours), of Tenant’s desired use and, to the extent such services may be provided without overloading the Building Systems and Equipment, Landlord (or Landlord’s property manager) shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord (or Landlord’s property manager) shall from time to time establish. Amounts payable by Tenant to Landlord (or Landlord’s property manager) for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis. The after-hours HVAC usage cost is currently $72.00 per hour. Landlord may increase the hours or days during which HVAC is provided to the Premises and the Building to accommodate the usage by tenants occupying two-thirds or more of the rentable square feet of the Building or to conform to practices of other comparable first-class office buildings in the Emeryville, California area (collectively, the “Comparable Buildings”).

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or the Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding anything to the contrary contained in this Lease, if Tenant’s use of all or a material part of the Premises is materially impaired due to an interruption of utility or mechanical services to the Premises solely as a result of the wrongful act or negligence of Landlord (and expressly excluding any service provider initiated “brown-out,” “black-out,” or other interruption in service), and such disruption materially interferes with the conduct of Tenant’s business in the Premises for five (5) consecutive business days or twenty (20) days in any twelve (12) month period (such five (5) consecutive business day period or twenty (20) day period, as applicable, is referred to herein as the “Eligibility Period”), as any such Eligibility Period may be extended due to Force Majeure Events (as defined in Section 29.17 of this Lease), then Tenant, as its sole remedy, shall be entitled to an equitable abatement of Base Rent and additional rent under this Lease based upon the portion of the Premises affected thereby (provided that if the operation of Tenant’s business from the remainder of the Premises not affected thereby is not reasonably practicable under the circumstances and Tenant in fact does not operate for business from the remainder of the Premises, all Base Rent and additional Rent under this Lease shall be subject to such abatement) from the expiration of the Eligibility Period until the applicable material impairment is cured; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes, such as for example, bringing in portable air-conditioning equipment, then there shall not be any abatement of Rent. The provisions of this Section 6.3 shall not apply in the event of a casualty governed by the provisions of Article 11 below or in the event of a taking or condemnation governed by the provisions of Article 13 below.

6.4 Additional Services or Utilities. Landlord shall also have the exclusive right, but not the obligation, to cause to be provided any additional services or utilities which may be required by Tenant, including, without limitation, locksmithing, replacement of Non-Building Standard Lights, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord (or Landlord’s property manager) within ten (10) days after billing, the sum of all costs to Landlord of such additional services plus an administration fee in an amount not to exceed ten percent (10%) of such costs. Charges for any services or utilities for which Tenant is required to pay from time to time hereunder, shall be billed on a monthly basis. If Tenant fails to make payment for any such services or utilities, Landlord may, with notice to Tenant, cause to be discontinued any or all of such services and utilities and such discontinuance shall not be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its other obligations under this Lease.

7.	Repairs.

Tenant shall, at Tenant’s own expense, keep the Premises (and, if the Premises constitute a full floor of the Building, the restrooms located on the floor of the Building on which the Premises is located), including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior written approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises (and, if the Premises constitute a full floor of the Building, the restrooms located on the floor of the Building on which the Premises is located) and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord (or Landlord’s property manager) may, but need not, make such repairs and replacements, and Tenant shall pay Landlord (or Landlord’s property manager) the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord (or Landlord’s property manager) for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

8.	Additions and Alterations.

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”), other than nonstructural cosmetic Alterations, without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. Notwithstanding the foregoing, neither Tenant nor its contractors shall be allowed to make any Alterations which can be seen from outside the Premises, or which could possibly affect any of the Systems and Equipment, the structural components of the Building, or any areas of the Building or the Project located outside the Premises, without first obtaining Landlord’s written consent, which Landlord can withhold in its sole and absolute discretion. The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8. Notwithstanding the foregoing, Tenant may make Alterations without obtaining Landlord’s prior written consent, provided that Tenant gives Landlord reasonable prior written notice of same and further provided that such Alterations (1) are cosmetic in nature (including but not limited to painting, carpeting and the installation of floor covering or wall covering), (2) cost less than Twenty Thousand and 00/100 Dollars ($20,000) in any one instance, and (3) do not require a governmental permit of any kind.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, provided that Landlord notifies Tenant of the requirement to remove such Alterations concurrently with providing to Tenant consent to such Alterations, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord, except that Landlord may designate the contractors and subcontractors to perform all work affecting the structural components or the Systems and Equipment of the Building or the Project. Tenant shall construct such Alterations and perform such repairs in conformance with all applicable Laws and pursuant to a valid building permit, issued by the City of Emeryville, and in conformance with Landlord’s non-discriminatory construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work and all materials used shall be of a quality comparable to or better than those in the Premises and the Project and shall be in accordance with the plans and specifications previously approved by Landlord. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building, or the Project or the common areas for any other tenant of the Building or the Project, and as not to obstruct the business of Landlord or other tenants of the Building or the Project, or interfere with the labor force working at the Building or the Project. Upon completion of any Alterations Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Alameda in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations.

8.3 Payment for Improvements. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord’s property manager a supervision fee of five percent (5%) of the cost of the Alterations. Upon completion of any Alterations, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.4 Construction Insurance. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord in its reasonable discretion covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof.

8.5 Landlord’s Property. All Alterations, improvements and/or fixtures (excluding Tenant’s personal property and trade fixtures) which may be installed or placed in or about the Premises by Tenant, from time to time, shall be at the sole cost of Tenant and shall become the property of Landlord upon expiration of the Lease Term or earlier termination of this Lease; provided, however: (i) except as provided in clause (ii) hereinbelow, Tenant may not remove any tenant improvements (including the initial Tenant Improvements described in the Work Letter) or Alterations paid for by Landlord with Landlord’s own funds and/or out of any tenant improvement allowances provided by Landlord; and (ii) Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant’s expense to remove any such Alterations (but not any of initial Tenant Improvements), provided that Landlord notifies Tenant of the requirement to remove such Alterations concurrently with providing to Tenant consent to such Alterations, in which event Tenant shall, at its expense, on or prior to the expiration or earlier termination of this Lease, cause such removal and repair any damage to the Premises Building, and Project caused by such removal. If Tenant fails to timely complete such removal and/or repair, Landlord may do so and may charge the cost thereof to Tenant.

9.	Covenant Against Liens.

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record (by payment, statutory bond or other lawful means) within ten (10) days after Tenant has notice of such lien. Notwithstanding anything to the contrary set forth in this Lease, if such lien is not released and removed within such ten (10) day period, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

10.	Indemnification and Insurance.

10.1     Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in or on the Premises from any cause whatsoever, and agrees that, to the extent not prohibited by applicable Laws, Landlord, and its members, partners, submembers and subpartners, and their respective officers, agents, property managers, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or the Tenant Parties or by other persons claiming through Tenant or the Tenant Parties. In addition, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, claims, expense and liability (including, without limitation, court costs and reasonable attorneys’, accountants’, appraisers’ and other professionals’ fees) incurred in connection with or arising from any cause in or on the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in or on the Premises), and any negligence or willful misconduct of Tenant or the Tenant Parties or of any person claiming by, through or under Tenant or the Tenant Parties, in, on or about the Premises, Building, and the Project. Notwithstanding the foregoing or any other provision of this Lease, in no event shall any Landlord Party be released from any liability, and in no event shall Tenant be required to indemnify, defend, protect or hold harmless any Landlord Party, with respect to any Landlord Party’s gross negligence or willful misconduct. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.1     Landlord’s Insurance and Tenant’s Compliance with Landlord’s Insurance. Throughout the Lease Term, Landlord agrees to maintain (i) fire and extended coverage insurance on the insurable portions of Building and the remainder of the Project in an amount not less than the fair replacement value thereof, subject to reasonable deductibles (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar class office building in the area and (iii) commercial general liability insurance with a combined single limit coverage of at least $1,000,000.00 per occurrence. All such insurance shall be obtained from insurers Landlord reasonably believes to be financially responsible in light of the risks being insured. The premiums for any such insurance shall be a part of Operating Expenses. Tenant shall neither use the Premises nor permit the Premises to be used or acts to be done therein which will: (A) increase the premium of any insurance described in this Section 10.1; (B) cause a cancellation of or be in conflict with any such insurance policies; (C) result in a refusal by insurance companies of good standing to insure the Building or the Project, in amounts reasonably satisfactory to Landlord; or (D) subject Landlord to any liability or responsibility for injury to any person or property by reason of any operation being conducted in the Premises. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.2     Tenant’s Insurance.

10.2.1     Tenant at all times during the Lease Term shall, at its own expense, keep in full force and effect (i) commercial general liability insurance written on an occurrence form providing coverage against bodily injury and disease, including death resulting therefrom, bodily injury and property damage, personal injury, advertising injury, products and completed operations with a combined single limit of $1,000,000 each occurrence and $2,000,000 annual aggregate, which shall include provision for contractual liability coverage insuring Tenant for the performance of its indemnity obligations set forth in this Article  10 and the rest of this Lease, (ii) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of $1,000,000 per occurrence, (iii) Umbrella excess liability written on an occurrence form; providing coverage in an amount of not less than $5,000,000 providing excess liability coverage over the commercial general liability and employers liability insurance required herein, and (iv) All Risk or Causes of Loss – Special Form property insurance covering full replacement value of all of Tenant’s personal property, trade fixtures and improvements in the Premises (whether such improvements are installed by Landlord or Tenant) and such policy shall include Loss of Income, Business interruption and extra expense insurance in such amounts that will reimburse Tenant for direct and indirect loss of earnings, but in no event not less than 12 months equivalent, attributable to all perils insured under a special form property insurance policy. Landlord, its Affiliates, and its designated property management firm shall be named an additional insured under the Tenant’s commercial general liability insurance and umbrella excess liability insurance and said policies shall be issued by an insurance company or companies authorized to do business in the state of California and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the date of this Lease and subsequently in effect as of the date of renewal of the required policies). EACH OF SAID POLICIES SHALL ALSO INCLUDE A WAIVER OF SUBROGATION PROVISION OR ENDORSEMENT IN FAVOR OF LANDLORD, AND AN ENDORSEMENT PROVIDING THAT LANDLORD SHALL RECEIVE THIRTY (30) DAYS PRIOR WRITTEN NOTICE OF ANY CANCELLATION OF, NONRENEWAL OF, REDUCTION OF COVERAGE OR MATERIAL CHANGE IN COVERAGE ON SAID POLICIES. Tenant hereby waives its right of recovery against any indemnified Landlord Party of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. The policies or duly executed certificates showing the material terms for the same, together with satisfactory evidence of the payment of the premiums therefor, shall be deposited with Landlord on the date Tenant first occupies the Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage. If certificates are supplied rather than the policies themselves, Tenant shall allow Landlord, at all reasonable times, to inspect the policies of insurance required herein.

10.2.2     It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (i) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (ii) the failure of any insurance company to pay claims occurring, nor (iii) any exclusion from or insufficiency of coverage be held to affect, negate or waive any of Tenant’s indemnity obligations under this Article  10 or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance as such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies.

10.3     Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

10.4     Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Anything in this Lease to the contrary notwithstanding (including the provisions of Section 10.1 above), Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claims, actions or causes of actions against each other, their respective agents, officers and employees, for any loss or damage that may occur to the Premises, Building or Real Property, or personal property within the Building, regardless of cause or origin, including the negligence of Landlord and Tenant and their respective agents, officers and employees, but only to the extent the releasing party’s loss or damage is covered under casualty insurance policies in effect at the time of such loss or damage or would have been covered by the casualty insurance required to be carried under Sections 10.1, 10. 2 and 10.3 above had the releasing party complied with its applicable insurance obligations thereunder.

11.	Damage and Destruction.

11.1     Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord after Tenant becomes aware of any damage to the Premises resulting from fire or any other casualty. If the Premises, the Building or any common areas of the Building, or the Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell, and Core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the Base, Shell, and Core of the Premises and such common areas prior to the casualty, except for modifications required by zoning and building codes and other applicable Laws or by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Project and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.2.1(iv) above, which pertain to the repair and restoration of the Tenant Improvements and Alterations, and Landlord shall repair any injury or damage to the Tenant Improvements and Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition; provided that (i) if the cost of such repair by Landlord of such Tenant Improvements and Alterations exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the incremental cost differential of such repairs shall be paid by Tenant to Landlord on a progress payment basis during Landlord’s repair and replacement work, and (ii) Tenant’s insurance proceeds shall be disbursed for all costs and expenses incurred by Landlord in connection with the repair of any such damage to the Tenant Improvements and Alterations pursuant to Landlord’s standard disbursement procedures. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Such submittal of plans and construction of improvements shall be performed in substantial compliance with the terms of the Work Letter as though such construction of improvements were the initial construction of the Tenant Improvements. Landlord shall not be liable for any inconvenience or annoyance to Tenant or the Tenant Parties, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy to such a degree that Tenant is prevented from using, and does not use, all or any part of the Premises as a result thereof, and if such damage is not the result of the gross negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of increases in Direct Expenses during the time and to the extent Tenant is so prevented from using and does not use the Premises as a result thereof.

11.2     Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 above, Landlord may elect not to rebuild and/or restore the Premises, the Building, and/or the Project, and instead terminate this Lease (provided, however, that Landlord also terminates the leases of all similarly situated tenants of the Building) by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot, in the reasonable opinion of Landlord, reasonably be substantially completed within one hundred twenty (120) days after the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; or (iv) the cost of the repairs would exceed twenty-five percent (25%) of the replacement value of the Building.

11.3     Waiver of Statutory Provisions. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code or under any similar laws, statutes, or ordinances now or hereafter in effect. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building , or any other portion of the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building, or any other portion of the Project.

11.4     Damage Near End of Term. If the Premises, the Project, or the Building is destroyed or damaged to any substantial extent during the last twenty-four (24) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease (provided, however, that Landlord also terminates the leases of all similarly situated tenants of the Building) by giving written notice to Tenant within thirty (30) days after such damage or destruction, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, in which event this Lease shall cease and terminate as of the termination date identified in such notice, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

12.	Nonwaiver.

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.	Condemnation.

13.1     Permanent Taking. If the whole or any part of the Premises or the Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation (herein, a “Taking”), Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than thirty (30) days after the date of such Taking. If there occurs a Taking of more than ten percent (10%) of the rentable square feet of the Premises, or if access to and/or use of more than ten percent (10%) of the rentable square feet of the Premises is substantially impaired as a result of such Taking, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than thirty (30) days after the date of such Taking. Landlord shall be entitled to receive the entire award or payment in connection with any such Taking, except that Tenant shall have the right to file any separate claim available to Tenant for any Taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such Taking, whichever shall first occur. If any part of the Premises shall be subject to a Taking, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

13.2     Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary Taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such Taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary Taking.

14.	Assignment and Subletting.

14.1     Transfers. Tenant acknowledges that the economic concessions and rental rates set forth in this Lease were negotiated by Landlord and Tenant in consideration of, and would not have been granted by Landlord but for, the specific nature of the leasehold interest granted to Tenant hereunder, as such interest is limited and defined by various provisions throughout this Lease, including, but not limited to, the provisions of this Article 14 which define and limit the transferability of such leasehold interest. Tenant further acknowledges and agrees that the leasehold estate granted to Tenant hereunder is not a transferable interest in property. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include: (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice; (ii) a description of the portion of the Premises to be transferred (the “Subject Space”); (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably requested by Landlord within five (5) days after its initial receipt of the Transfer Notice, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space; (v) an executed estoppel certificate from Tenant; and (vi) such other information as Landlord may reasonably request within five (5) days after its initial receipt of the Transfer Notice. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees (not to exceed $500), as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord. Notwithstanding the provisions of Section 14.2 or any other provision of this Article 14, Landlord’s consent to any mortgage, pledge, hypothecation, encumbrance or lien upon Tenant’s interest in this Lease shall be subject to Landlord’s sole and absolute discretion, and shall be void until and unless such consent of Landlord is given in writing.

14.2     Landlord’s Consent. If Landlord does not exercise its recapture rights pursuant to Section 14.4 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1     The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the existing tenants in the Project, or would be a significantly less prestigious occupant of the Project than Tenant;

14.2.2     The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3     The Transferee is either a governmental agency or instrumentality thereof, or is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction or other cause, which is materially inconsistent with the quality of the Building or the Project, may result in repeated demonstrations or other events which may disrupt the use, occupancy or quiet enjoyment of the Building by other tenants or occupants or which would otherwise offend a landlord of a Comparable Building;

14.2.4     The Transfer will result in more than a reasonable and safe number of occupants within the Subject Space;

14.2.5     The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Transfer on the date consent is requested;

14.2.6     The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building, or the Project a right to cancel its lease;

14.2.7     The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

14.2.8     Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord to lease space in the Project during the six (4) month period immediately preceding the Transfer Notice;

14.2.9     The terms of the proposed Transfer provide for a rental or other payment based in whole or in part on the income or profits derived by any person from the Subject Space (other than an amount based on a fixed percent or percentages of gross receipts or sales);

14.2.10     The terms of the proposed Transfer would cause any portion of the amounts payable to Landlord hereunder not to constitute “rents from real property” within the meaning of Section 512(b)(3) of the Internal Revenue Code;

14.2.11     The Subject Space is not suitable for normal renting purposes in conformity with all applicable building and safety codes; or

14.2.12     Tenant has committed and failed to cure a breach or default under this Lease at the time Tenant requests consent to the proposed Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 below), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (A) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (B) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture under Section 14.4 below). Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant’s and such Transferee’s sole remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by Law, such proposed Transferee, waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease.

14.3     Transfer Premium.

14.3.1     Definition of Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any third party brokerage commissions in connection with the Transfer, and (iii) any legal fees in connection with the Transfer (collectively, the “Subleasing Costs”). Transfer Premium shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. If part of the Transfer Premium shall be payable by the Transferee other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.

14.3.2     Payment of Transfer Premiums. The determination of the amount of the Transfer Premium shall be made on an annual basis in accordance with the terms of this Section 14.3.2, but an estimate of the amount of the Transfer Premium shall be made each month and one-twelfth (1/12) of such estimated amount shall be paid to Landlord promptly, but in no event later than the next date for payment of Base Rent hereunder, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section 14.3.2 during the twelve (12) months preceding each annual reconciliation exceed the amount of Transfer Premium determined on an annual basis, then Landlord shall credit the overpayment against Tenant’s future obligations under this Section 14.3.2 or if the overpayment occurs during the last year of the Transfer in question, refund the excess to Tenant. If Tenant has underpaid the Transfer Premium, as determined by such annual reconciliation, Tenant shall pay the amount of such deficiency to Landlord promptly, but in no event later than the next date for payment of Base Rent hereunder. For purposes of calculating the Transfer Premium on an annual basis, Tenant’s Subleasing Costs shall be deemed to be expended by Tenant in equal monthly amounts over the entire term of the Transfer.

14.3.3     Calculations of Rent. In the calculation of the Rent, as it relates to the Transfer Premium calculated under Section 14.3.1 above, the Rent paid during each annual period for the Subject Space by Tenant shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent, all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4     Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, if Tenant contemplates a Transfer (“Contemplated Transfer”) which, if consummated (and taking into account all other Transfers then in effect) would result in more than an aggregate of fifty percent (50%) of the rentable square feet of the Premises being subject to a Transfer or Transfers, then Tenant shall give Landlord notice (“Intention to Transfer Notice”) of such Contemplated Transfer. The Intention to Transfer Notice shall specify the portion and amount of rentable square feet of the Premises which Tenant intends to transfer (“Contemplated Transfer Space”), the contemplated date of the commencement of the Contemplated Transfer (“Contemplated Effective Date”), and the contemplated length of the term of such Contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) calendar days after receipt of the Intention to Transfer Notice, to recapture the Contemplated Transfer Space. If such option is exercised by Landlord, this Lease shall be canceled and terminated (or when appropriate, suspended if the last day of the term of the Contemplated Transfer is not the last day of the Lease Term or when appropriate, the last day of a renewal period) with respect to the Contemplated Transfer Space as of the date set forth in the Intention to Transfer Notice as the Contemplated Effective Date until the last day of the term of the Contemplated Transfer. Upon any such recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent payable by Tenant hereunder shall be prorated on the basis of the rentable square feet retained by Tenant in proportion to the rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Contemplated Transfer Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer of the Contemplated Transfer Space as “Subject Space” pursuant to Section 14.2 above, Tenant shall be entitled to proceed to transfer the Contemplated Transfer Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 above. If Landlord fails to timely elect to recapture the Contemplated Transfer Space under this Section 14.4, then, for a period of six (6) months (“Six Month Period”) commencing on the last day of such fifteen (15) calendar day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer of the Contemplated Transfer Space consummated by Tenant during the Six Month Period, provided that any such Transfer is upon the terms not materially inconsistent with the terms set forth in the Intention to Transfer Notice; provided, however, that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Six Month Period (or if a Transfer is so consummated, then upon the expiration of the term of the Transfer for such Contemplated Transfer Space consummated within such Six Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any Contemplated Transfer, as provided in this Section 14.4. If Landlord elects to recapture any Contemplated Transfer Space pursuant this Section 14.4, Landlord shall, at its sole cost and expense, construct demising walls to separate the Contemplated Transfer Space from the remaining portion of the Premises and remove such walls at its sole cost and expense following the expiration of the term of the Contemplated Transfer. Tenant may deliver a Transfer Notice and an Intention to Transfer Notice simultaneously or at different times and the period provided for Landlord’s approval following receipt of the Transfer Notice, as set forth in Section 14.2 above and the period provided for Landlord to exercise its recapture option as set forth in this Section 14.4, shall commence upon Landlord’s receipt of each such notice.

14.5     Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, nor any transaction described in Section 14.7, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and if the Transfer Premium respecting any Transfer shall be found understated by more than five percent (5%), Landlord’s costs of such audit.

14.6     Additional Transfers. Subject to Section 14.7 below, for purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, (A) the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners, or transfer of more than fifty percent (50%) of partnership interests, within a twelve (12)-month period, or (B) the dissolution of the partnership without immediate reconstitution thereof, or (C) the sale, mortgage, hypothecation or pledge of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter) or limited liability company, (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than fifty percent (50%) of the voting shares or membership interests of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7     Non-Transfers. Notwithstanding the foregoing provisions of this Article 14 to the contrary, Tenant may, without Landlord’s approval or consent (i) assign this Lease in its entirety (or sublease all or any portion of the Premises) to any Affiliate of Tenant (as defined below), and/or (ii) enter into any of the transactions deemed an “assignment” pursuant to the provisions of Section 14.6 above (which is other than the dissolution of Tenant) with any such Affiliate, subject to the following conditions: (A) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease or this Article 14; (B) the Affiliate shall have assets sufficient to meet (or provide Landlord with a letter of credit or other credit enhancements sufficient to secure) the Affiliate’s obligations under the applicable assignment or sublease immediately after the effective date of the assignment or sublease, and shall continue to use the Premises for the permitted use set forth in this Lease; (C) any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and any assignee under an assignment of this Lease (which for purposes hereof excludes any entity in a transaction involving only the transfer of Tenant’s ownership interests so long as Tenant remains in existence after such transfer) shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord prior to the effective date of such assignment, all the obligations of Tenant under this Lease accruing on or after the effective date of such assignment; and (D) such assignment or sublease shall not relieve Tenant from any of its obligations under this Lease. As used herein, an “Affiliate” shall mean: (1) any entity resulting from a merger or consolidation of Tenant; (2) any entity succeeding to the business and assets of Tenant; (3) any majority or more-owned or majority or more-controlled subsidiary or affiliate of Tenant; or any other person or entity that controls, is under common control with or is controlled by Tenant.

15.	Surrender of Premises; Ownership and Removal of Trade Fixtures.

15.1     Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2     Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall: (i) quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for (A) reasonable wear and tear and (B) damage from casualty which is not specifically made Tenant’s responsibility to repair pursuant to Article 11 above; and (ii) without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3     Removal of Tenant’s Property by Landlord. Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within forty-eight (48) hours after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any Laws or judicial decisions which may supplement or supplant those provisions from time to time.

15.4     Landlord’s Actions on Premises. Tenant hereby waives all claims for damages or other liability in connection with Landlord’s reentering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and no such re-entry shall be considered or construed to be a forcible entry.

16.	Holding Over.

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs, expenses, damages and liabilities (including reasonable attorneys’ fees) resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

17.	Estoppel Certificates.

Tenant agrees periodically to furnish within ten (10) days after so requested by Landlord, any ground lessor or the holder of any mortgage or security agreement covering the Building, the Project, the Premises or any interest of Landlord therein, a certificate signed by Tenant certifying such matters with respect to this Lease and Tenant’s occupancy of the Premises as may be reasonably required by Landlord, such ground Landlord or holder, in the form attached hereto as Exhibit “F”. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, or mortgagee of the Building, the Project, the Premises or any part thereof or interest of Landlord therein.

18.	Subordination; Mortgagee Protection.

18.1     Subordination. Tenant covenants and agrees that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Building, the Project, the Premises or any interest of Landlord therein and/or the contents of the Building and/or the Project and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination need be required by any owner or holder of any such ground lease, mortgage, deed of trust or security agreement. In confirmation of such subordination, at Landlord’s request, Tenant shall execute promptly any appropriate certificate or instrument that Landlord may reasonably request. Notwithstanding the foregoing, the owner or holder of any such ground lease, mortgage, deed of trust or security agreement may elect, in its sole and absolute discretion, to subordinate the lien of such ground lease, mortgage, deed of trust or security agreement to the Lease. In the event any ground lessor, mortgagee, or holder of any security agreement (“Successor Landlord”) enforces any of the remedies provided for by law or by such ground lease, mortgage, or security agreement, Tenant will automatically become the tenant of such Successor Landlord without any change in the terms or other provisions of the Lease; provided, however, that such Successor Landlord or successor in interest shall not be bound by: (i) any payment of Base Rent or Additional Rent for more than one (1) month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) any amendment or modification of a term of this Lease, or any waiver of such term, made without the written consent of such Successor Landlord after Tenant is notified in writing that such Successor Landlord holds a lien or other interest encumbering the Building, the Project, the Premises or any interest of Landlord therein; (iii) any offset right that Tenant may have against any former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by a former Landlord that occurred before the date of attornment; or (iv) any obligation (A) to pay Tenant any sum(s) that any former Landlord owed to Tenant unless such sums, if any, shall have actually been delivered to Successor Landlord by way of an assumption of escrow accounts or otherwise, (B) with respect to any security deposited with a former Landlord, unless such security was actually delivered to such Successor Landlord or (C) arising from representations and warranties related to a former Landlord. Upon request by such Successor Landlord, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth, and Tenant hereby irrevocably appoints Landlord as Tenant’s agent and attorney-in-fact for the purpose of executing, acknowledging and delivering any such instruments and certificates. This Lease is further subject to and subordinate to all matters of record.

18.2     Mortgagee Protection Clause. Tenant will give the owners or holders of any ground lease, mortgage, deed of trust or security agreement (“Lienholder”), by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or Lienholder previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of Lienholder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to Lienholder and Lienholder will have an additional thirty (30) days within which to cure the default. Lienholder shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lienholder agrees or undertakes otherwise in writing. If the default cannot be cured within the additional thirty (30) day period, then Lienholder will have such additional time as may be necessary to effect the cure if, within the thirty (30) day period, Lienholder has commenced and is diligently pursuing the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).

19.	Defaults; Remedies.

19.1     Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease:

19.1.1     Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due where such failure continues for five (5) days after written notice thereof from Landlord to Tenant; or

19.1.2     Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3     Abandonment or vacation of the Premises by Tenant without paying Rent as required by this Lease. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease; or

19.1.4     To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within one hundred twenty (120) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within one hundred twenty (120) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within one hundred twenty (120) days.

19.2     Remedies Upon Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1     Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)     The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)     The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)     The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)     Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)     At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Laws.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 24 below, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2     Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3     Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3     Payment by Tenant. Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4     Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5     Form of Payment After Default. Following the occurrence of an Event of Default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.6     Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default by Tenant, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.7     Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.8     Landlord’s Default. If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant; provided, if the nature of Landlord’s failure is such that more than thirty (30) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such thirty (30) day period, and thereafter reasonably seeks to cure such failure to completion. If Landlord shall fail to cure within the times permitted to cure herein, Landlord shall be subject to such remedies as may be available to Tenant (subject to the other provisions of this Lease); provided, however, in recognition that Landlord must receive timely payments of Rent and operate the Project, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent.

20.	Covenant of Quiet Enjoyment.

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

21.	Letter of Credit.

Tenant shall provide a Letter of Credit as security for performance of Tenant’s obligations under this Lease (the “Letter of Credit”) in the initial face amount of $323,658.80, subject to the terms and conditions of Rider No. 4 attached hereto and incorporated herein by this reference.

22.	Signs.

Tenant shall have the right to have placed by Landlord, at Landlord’s expense, Tenant’s name on a Building standard suite/unit door sign, and on the Building’s directory board, if any, and Building standard signage in the elevator lobby on the floor on which Tenant’s Premises are located. Subsequent changes to Tenant’s sign and/or any additional signs, to the extent permitted by Landlord herein, shall be made or installed by Landlord at Tenant’s sole cost and expense. All aspects of any such signs shall be subject to the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), and shall be per Landlord’s standard specifications and materials, as revised by Landlord from time to time. Tenant shall have no right to install or maintain any other signs, banners, advertising, notices, displays, stickers, decals or any other logo or identification of any person, product or service whatsoever, in any location visible from outside the Premises on or in the Project except as (i) shall have been expressly approved by Landlord in writing prior to the installation thereof (which approval may be granted or withheld in Landlord’s sole and absolute discretion), (ii) shall not violate any signage restrictions or exclusive sign rights contained in any then existing leases with other tenants of the Project, if any, and (iii) are consistent and compatible with all applicable Laws, and the design, signage and graphics program from time to time implemented by Landlord with respect to the Project, if any. Landlord shall have the right to remove any signs or signage material installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as Additional Rent hereunder, payable within ten (10) days after written demand by Landlord. Any additional sign rights of Tenant, if any, shall be as provided in the Summary.

23.	Compliance with Law.

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990 (as may be amended) (collectively, the “Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Laws, including, without limitation, the making of any alterations and improvements to the Premises. Notwithstanding the foregoing to the contrary, Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4 above, for making all alterations to the following portions of the Building and the Project required by applicable Laws: (i) structural portions of the Premises, the Project, and Building, but not including Tenant Improvements or any Alterations installed by or at the request of Tenant; and (ii) those portions of the Building and the Project located outside the Premises; provided, however, Tenant shall reimburse Landlord, within ten (10) days after invoice, for the costs of any such improvements and alterations, and other compliance costs, within the Premises to the extent necessitated by or resulting from (A) any Alterations or Tenant Improvements installed by or on behalf of Tenant, (B) the negligence or willful misconduct of Tenant or any Tenant Parties that is not covered by insurance obtained, or required to be obtained by, Landlord as part of Operating Expenses and as to which the waiver of subrogation applies, and/or (C) Tenant’s specific manner of use of the Premises (as distinguished from general office use).

24.	Late Charges.

Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage, deed of trust, or ground or underlying lease covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment of Rent by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. Tenant hereby agrees that if Tenant is subject to a late charge for two (2) consecutive months, or three (3) months in any twelve (12) month period, then within ten (10) days after request by Landlord, Tenant shall increase the Security Deposit by an amount equal to two (2) additional monthly installments of Base Rent. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within three (3) days after the date they are due shall thereafter bear interest until paid at a rate per annum equal to the lesser of (i) twelve percent (12%) per annum, or (ii) the highest rate permitted by applicable Laws.

25.	Entry by Landlord.

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers or prospective or then-existing mortgagees or ground lessors (and during the last twelve (12) months of the Lease Term, to prospective tenants); (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises, the Project, or the Building if necessary to comply with current building codes or other applicable Laws, or for structural alterations, repairs or improvements to the Building or the Project which Landlord is required or permitted to perform under this Lease. Notwithstanding anything to the contrary contained in this Article 25, Landlord may enter the Premises at any time to: (A) perform services required of Landlord; and (B) subject to all applicable terms and provisions of this Lease, perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, Landlord shall use commercially reasonable efforts to minimize any disruptions to Tenant’s business in connection with such entries. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

26.	Tenant Parking.

26.1     Privileges; Operator. Tenant shall have the right to renton a monthly basis throughout the Lease Term up to the number of reserved and unreserved parking privileges set forth in Section 11 of the Summary to park in the Parking Areas. All of the parking privileges leased by Tenant pursuant to this Article 26 shall be provided by Landlord, or at the option of Landlord, by a parking operator designated by Landlord (the “Operator”).

26.2     Parking Charges. Tenant shall pay to Landlord (or to the Operator) for the use of such parking privileges so leased by Tenant pursuant to this Article 26, on a monthly basis throughout the Lease Term, the prevailing monthly parking rates charged from time to time by Landlord (or the Operator) for unreserved parking privileges within the Parking Areas (plus applicable parking taxes). The current parking rates are $105.00 per unreserved parking space, per month and $150.00 per reserved parking space, per month.

26.3     General. Landlord (or the Operator) may assign any unreserved and unassigned parking privileges and/or make all or a portion of such parking privileges reserved or institute an attendant assisted tandem parking program and/or valet parking program if it determines in its sole discretion that such is necessary for orderly and efficient parking. Tenant shall not use more parking spaces than the number of parking privileges provided to Tenant pursuant to the foregoing provisions of this Article 26. Tenant shall not use any parking spaces which have been specifically assigned to other tenants or for other uses such as visitor parking or which have been designated by governmental entities with competent jurisdiction as being restricted to certain uses. Tenant shall abide by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Areas and shall cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change (or cause to be changed) the size, configuration, design, layout, location and all other aspects of the Parking Areas, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict (or cause to be closed off or restricted) access to the Parking Areas, or relocate (or cause to be relocated) Tenant’s parking privileges to other parking structures and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the Parking Areas or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Project.

27.	Safety and Security Devices, Services and Programs.

The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 10 above. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by applicable Laws.

28.	Communications and Computer Lines.

Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Project in or serving the Premises, provided: (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Article 8 above; (ii) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Project; (iii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion; (iv) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation; (v) Tenant’s rights shall be subject to the rights of any regulated telephone company; and (vi) Tenant shall pay all costs in connection therewith. Landlord shall at all times maintain exclusive control over all risers (including, without limitation, their use) located at the Project. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within three (3) days after written notice.

Landlord may (but shall not have the obligation to): (A) install new Lines at the Project; (B) create additional space for Lines at the Project; and (C) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Project by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord by Law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses under Article 4 above (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts); provided, any capital expenditures included in Operating Expenses hereunder shall be amortized (including interest on the unamortized cost) over the period of time prescribed by Article 4 above.

Notwithstanding anything to the contrary contained in Article 15 above, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon termination of this Lease, provided Landlord notifies Tenant prior to such termination. Any Lines not required to be removed pursuant to this Article 28 shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Article 28, Landlord may, after twenty (20) days written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Laws). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (1) any eavesdropping or wire-tapping by unauthorized parties, (2) any failure of any Lines to satisfy Tenant’s requirements, or (3) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Project, by any failure of the environmental conditions or the power supply for the Project to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems. The provisions of this Article 28 shall survive the expiration or earlier termination of this Lease.

29.	Miscellaneous Provisions.

29.1     Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships, limited liability companies or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

29.2     Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

29.3     No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, Premises, or the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4     Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or the Project require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

29.5     Transfer of Landlord’s Interest. Tenant acknowledges and agrees that: (i) Landlord has the right to transfer all or any portion of its interest in the Project and Building and in this Lease; (ii)  Landlord shall automatically be released from all liability under this Lease arising after the effective date of any such transfer; and (iii) Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder arising after such effective date. Tenant further acknowledges and agrees that (A) Landlord may assign its interest in this Lease to a mortgage lender as additional security, (B) such an assignment shall not release Landlord from its obligations hereunder, and (C) Tenant shall continue to look to Landlord for the performance of its obligations under this Lease.

29.6     Prohibition Against Recording. Except as provided in Section 29.4 above, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7      Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8     Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.9     Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.10    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.11     Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.12   Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.13    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.14   Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable Laws to the contrary, the liability of Landlord and of any transferee of Landlord hereunder and any recourse by Tenant against Landlord or Landlord’s transferee shall be limited solely and exclusively to the interest of Landlord in and to the Project and the proceeds thereof, and neither Landlord, its transferee, nor any of their respective constituent partners, members, managers or shareholders shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. For purposes of the immediately preceding sentence, the interest of Landlord and of any transferee of Landlord in and to the Project shall in no event be deemed to exceed an amount equal to twenty percent (20%) of the assessed value of the Project set forth in the most recent real property tax bill received by Landlord prior to the date of this Lease.

29.15   Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease (including the exhibits and riders which are attached hereto and constitute an integral part of this Lease) contains all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

29.16   Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building and the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building and the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or the Project.

29.17   Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and other than with respect to Tenant’s obligations under the Work Letter (collectively, “Force Majeure Events”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure Event.

29.18   Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.19   Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service (e.g., Federal Express) or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (A) on the date delivered or rejected if it is mailed as provided in this Section 29.19, or (B) upon the date personal delivery is made or rejected, or (C) upon the date which is one (1) business day after it is sent by nationally recognized overnight courier, as the case may be.

29.20   Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.21   Authority. If Tenant is a corporation or partnership or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.22  Waiver of Jury Trial; Attorneys’ Fees. If either party commences litigation against the other (OR ANY PARTY BRINGS A COUNTERCLAIM AGAINST THE OTHER) IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, ANY CLAIM FOR INJURY OR DAMAGES, AND/OR THE ENFORCEMENT OF ANY REMEDY UNDER OR IN CONNECTION WITH THIS LEASE (INCLUDING ANY EMERGENCY OR STATUTORY REMEDY), the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such REASONABLE costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting ANY judgment.

29.23   ARBITRATION OF DISPUTES. IN THE EVENT THAT THE JURY WAIVER PROVISIONS OF SECTION 29.22 ABOVE ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS OF THIS SECTION 29.23 SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH SECTION 29.22 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 29.23, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 29.23. TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

29.24   Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

29.25   Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.26   Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with this Lease on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

29.27   Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, the Project, or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

29.28   Building and Project Name, Address, and Signage. Landlord shall have the right at any time to change the name and/or address of the Building and/or the Project, and to install, affix and maintain any and all signs on the exterior and on the interior of the Building or the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or the Project or use pictures or illustrations of the Building or the Project in advertising or other publicity, without the prior written consent of Landlord.

29.29   Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building and the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any the Project or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.30   Substitution of Other Premises. Following the second (2nd) Lease Year of the Lease Term, Landlord shall have the right to move Tenant to other space in the Project comparable in size to the Premises, and all terms hereof shall apply to the new space with equal force. In such event, Landlord shall give Tenant at least one hundred twenty (120) days’ prior notice of Landlord’s election to so relocate Tenant, and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. The new space shall be delivered to Tenant with improvements substantially similar to those improvements existing in the Premises at the time of Landlord’s notification to Tenant of the relocation. In addition, the substitution space shall reasonably resemble Tenant’s existing space with respect to layout, creative elements, comparable view, comparable amount of natural light, and located in a comparable section of the Building stack. Prior to or concurrently with such relocation of the Premises, the parties shall execute an amendment to this Lease confirming such relocation.

29.31   Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

29.32   Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, the Project, or any part thereof and that no representations respecting the condition of the Premises, the Building, or the Project have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or the Project, including without limitation the Parking Areas, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the common areas and tenant spaces to comply with applicable Laws, including, without limitation, regulations relating to the physically disabled, seismic conditions, and building safety and security, (ii) installing new carpeting or other floor covering, lighting and wall coverings in the Building common areas, and altering the exterior of the Building and/or the Project as part of a Building and/or the Project enhancement program, and (iii) constructing additional buildings and other improvements on the Project, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or on the Project, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building or on the Project, which work may create noise, dust or leave debris in the Building or on the Project. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

29.33   No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.34   Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Lease with respect to the delivering party.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord” KBSIII TOWERS AT EMERYVILLE, LLC, a Delaware limited liability company

By: KBS Capital Advisors, LLC, a Delaware limited liability company Its: Authorized Agent

By: /s/ Brent Carroll
Name: Brent Carroll
Title: Senior Vice President
Date signed: August 24, 2016

“Tenant” NOVABAY PHARMACEUTICALS, INC., a Delaware corporation

By:/s/ Mark Sieczkarek
Name:Mark Sieczkarek
Title:Chief Executive Officer
Date Signed: August 19, 2016

By:/s/ Thomas Paulson
Name:Thomas Paulson
Title:Chief Financial Officer
Date Signed: August 19, 2016

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